Filed Pursuant to Rule 424(b)(5)

Registration No. 333-282723

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 4, 2024)

EUDA HEALTH HOLDINGS LIMITED

$10,000,000

Ordinary Shares

We entered into an At The Market Offering Agreement (the “Sales Agreement”) dated June 23, 2025 with Chardan Capital Markets, LLC (“Chardan” or “Agent”), relating to our ordinary shares offered by the prospectus dated November 4, 2024 (the “Base Prospectus”), as amended and supplemented by the Prospectus Supplement dated June 23, 2025 (“2025 Prospectus Supplement”). In accordance with the terms of the Sales Agreement, and pursuant to this prospectus supplement (the “2026 Prospectus Supplement”), the Prospectus and the 2025 Prospectus Supplement, we may offer and sell shares of our ordinary shares, having an aggregate offering price of up to $10.0 million from time to time on or after the date of this 2026 Prospectus Supplement through our Agent. At the time of this 2026 Prospectus Supplement, no ordinary shares have been sold under the Sales Agreement.

This 2026 Prospectus Supplement updates, amends and supplements the Base Prospectus, as amended and supplemented by the 2025 Prospectus Supplement relating to our ordinary shares offered by such prospectus supplement and the accompanying prospectus, as updated, amended and supplemented (the “Prospectus”).

This 2026 Prospectus Supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This 2026 Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.

Our ordinary shares are listed on the NASDAQ Capital Market under the symbol “EUDA”. On January 22, 2026, the closing price of our ordinary shares on the Nasdaq Capital Market was US$1.59.

Investing in our securities involves a high degree of risk. You should read this 2026 Prospectus Supplement, the Prospectus and the documents incorporated by reference herein before you make your investment decision. See “Risk Factors” beginning on page S-4 of the 2025 Prospectus Supplement and this 2026 Prospectus Supplement, and in the documents incorporated by reference herein, including our most recent Annual Report on Form 20-F, to read about risks that you should consider before purchasing shares of our ordinary shares.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Unless otherwise indicated in this prospectus supplement or the context otherwise requires, all references to “we”, “us”, “our”, “the Company”, and “EUDA” refer to EUDA Health Holdings Limited and its subsidiaries.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this 2026 Prospectus Supplement or the Prospectus in that jurisdiction. Persons who come into possession of this 2026 Prospectus Supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe any restrictions as to, this offering and the distribution of this 2026 Prospectus Supplement and the accompanying prospectus applicable to that jurisdiction.

The date of this Prospectus Supplement is January 23, 2026

EXPLANATORY NOTE

This 2026 Prospectus Supplement is not complete without the Prospectus. This 2026 Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this 2026 Prospectus Supplement, and is qualified by reference thereto, except to the extent that the information in this 2026 Prospectus Supplement updates or supersedes the information contained in the Prospectus. Please keep this 2026 Prospectus Supplement with your Prospectus for future reference.

Risk Factors Related to Our Business

Our plan to engage third parties in an effort to establish longevity clinics in China may not materialize or succeed.

There is no assurance that we will be able to successfully execute our current strategy which is focused on establishing a longevity clinic in Shenzhen, China to distribute our products and services through one or more third parties. At this time, EUDA has not entered into any legally binding agreements with any party for such longevity clinic. Even if such agreement is executed, there is no assurance that EUDA or any of its contracting third parties will be able to obtain the requisite government approvals required for the establishment of such clinics, and even so, without significant delay. There is significant execution and operational risk. Even if a longevity clinic is established, there can be no assurance that EUDA will benefit from its arrangement with one or more third parties to achieve its intended objectives or generate expected benefits. If the clinic underperforms or the strategy fails to attract patients and generate revenue, EUDA could incur substantial financial losses, which may negatively affect cash flow, profitability, and overall investment value. Any failure in the aforementioned could have a material adverse effect on our business and results of operations.

There is no assurance that we will be able to successfully launch or benefit from an integrated digital health and rewards platform or that a utility cryptocurrency can be used on such platform.

There can be no assurance that we will be able to successfully create an integrated digital health and rewards platform, or that a utility cryptocurrency can be used on such platform. The previously announced QB coins are still being developed by a third party, and we cannot predict or assure you whether or when the QB coins will be available for use in EUDA’s digital health and wellness ecosystem. Even if such QB coins become available for use by EUDA, there can be no assurance that the use of QB coins will achieve its intended objectives or generate expected benefits. Any failure in the aforementioned could have a material adverse effect on our business and results of operations.

EUDA HEALTH HOLDINGS LIMITED

$10,000,000

Ordinary shares

PROSPECTUS SUPPLEMENT

Chardan

The date of this Prospectus Supplement is January 23, 2026